LAW OFFICES OF
                   SAUL, EWING, REMICK & SAUL
                     3800 CENTRE SQUARE WEST
                PHILADELPHIA, PENNSYLVANIA  19102





                        February 27, 1997


Nike Securities L.P.                 The Chase Manhattan Bank
1001 Warrenville Road                4 New York Plaza
Lisle, Illinois 60432                6th Floor
                                     New York, NY 10004-2413


Re:            The First Trust Combined Series 270;
          The First Trust of Insured Municipal Bonds -
           Multi-State:  Pennsylvania Trust, Series 74

Gentlemen:

     We are acting as special counsel with respect to Pennsylvania tax matters for The First Trust Combined Series 270, The First Trust of Insured Municipal Bonds - Multi-State:
Pennsylvania Trust Series 74 (the "Fund") in connection with the issuance of Units of fractional undivided interests in the Fund, under a Trust Indenture and Agreement dated February 27, 1997 between Nike Securities L.P. as Sponsor, Securities Evaluation Service, Inc. as Evaluator, The Chase Manhattan Bank (National Association), as Trustee, and First Trust Advisors L.P., as Portfolio Supervisor. It is our understanding that the Fund consists of a portfolio composed of interest-bearing obligations issued by the Commonwealth of Pennsylvania or by municipalities and other governmental authorities within the Commonwealth of Pennsylvania (the "Bonds").

     We have not examined any preliminary or final official statements of issuers of the Bonds, nor have we examined any legal opinions, or summaries of such opinions, relating to the validity of the Bonds in the Fund, the exemption of interest thereon from federal income tax, the exemption of the Bonds from personal property taxes in Pennsylvania, or the exemption of the interest on and any gain from the sale of the Bonds from the Pennsylvania personal income tax, given or to be given by bond counsel to the issuer at the time such Bonds are issued. Further, we have made no review of the proceedings relating to the issuance of the Bonds or of the basis for such opinions. Our opinion expressed below is based in part on the assurance of Nike Securities L.P. that the Bonds being deposited in the Fund have been issued only by the Commonwealth of Pennsylvania or by municipalities or other governmental authorities within the Commonwealth of Pennsylvania.

     We have examined certified copies, or copies otherwise identified to our satisfaction, of such other documents as we have deemed necessary or appropriate for the purpose of rendering this opinion, including those related to previous transactions in which Nike Securities L.P. was the Depositor which we have been assured by Nike Securities L.P. are substantially the same as those relating to the Fund. We have also examined the Standard Terms and Conditions of Trust dated October 16, 1991 pertaining to the Fund.

     Based upon the foregoing, we are of the opinion that:

         (1) Units evidencing fractional undivided interests in the Fund, to the extent represented by obligations issued by the Commonwealth of Pennsylvania, any public authority, commission, board or other agency created by the Commonwealth of Pennsylvania, any political subdivision of the Commonwealth of Pennsylvania or any public authority created by any such political subdivision, are not taxable under any of the personal property taxes presently in effect in Pennsylvania;

          (2) Distributions of interest income to Unitholders that would not be taxable if received directly by a Pennsylvania resident are not subject to personal income tax under the Pennsylvania Tax Reform Code of 1971; nor will such interest be taxable under Philadelphia School District Investment Income Tax imposed on Philadelphia resident individuals;

          (3) A Unitholder will have a taxable event under the Pennsylvania state and local income tax referred to in the preceding paragraph upon the redemption or sale of his Units;

          (4) Units are subject to Pennsylvania inheritance and estate taxes;

          (5) A Unitholder which is a corporation will have a taxable event under the Pennsylvania Corporate Net Income Tax upon the redemption or sale of its Units. Interest income distributed to Unitholders which are corporations is not subject to Pennsylvania Corporate Net Income Tax or Mutual Thrift Institutions Tax. However, banks, title insurance companies and trust companies may be required to take the value of Units into account in determining the taxable value of their shares subject to Shares Tax;

          (6) Gains derived by the Fund from the sale, exchange or other disposition of Bonds may be subject to Pennsylvania personal or corporate income taxes. Those gains which are distributed by the Fund to Unit holders who are individuals may be subject to Pennsylvania Personal Income Tax. For Unit holders which are corporations, the distributed gains may be subject to Corporate Net Income Tax or Mutual Thrift Institutions Tax. Gains which are not distributed by the Fund may nevertheless be taxable to Unit holders if derived by the Fund from the sale, exchange or other disposition of Bonds issued on or after February 1, 1994. Gains which are not distributed by the Fund will remain nontaxable to Unit holders if derived by the Fund from the sale, exchange or other disposition of Bonds issued prior to February 1, 1994;

          (7) Any proceeds paid under insurance policies issued to the Trustee or obtained by issuers or the underwriters of the Bonds, the Sponsor or others which represent interest on defaulted obligations held by the Trustee will be excludable from Pennsylvania gross income if, and to the same extent as, such interest would have been so excludable if paid in the normal course by the issuer of the defaulted obligations; and

          (8) The Fund is not taxable as a corporation under Pennsylvania tax laws applicable to corporations.

     We  hereby  consent  to the filing of  this  opinion  as  an exhibit to the Registration Statement (SEC No. 333-10083) relating to the Units referred to above and to the use of our name and to the reference to our firm in the said Registration Statement and in the related Prospectus.


                                      Very truly yours,



                                      Saul, Ewing, Remick & Saul